Exhibit 16.1

KPMG Auditores Independentes	Central Tel	55 (21) 3515-9400
Av. Almirante Barroso, 52 - 4º	Fax	55 (21) 3515-9000
20031-000 - Rio de Janeiro, RJ -Brasil	Internet	www.kpmg.com.br
Caixa Postal 2888 20001-970 - Rio de Janeiro, RJ -Brasil

Auditors’ letter regarding change in auditor

July 24, 2012

Securities and exchange commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for BRAZIL FAST FOOD CORP (“the Company”) and, under the date of April 25, 2012, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2011 and 2010. On July 3, 2012 we were formally notified by the Company that we were dismissed.

We have read Company FORM 8K/A (Amendment N° 1) dated July 3, 2012, and we agree with the statements relating to the date of our dismissal and to the fact that KPMG had no disagreement with the Company on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

Very truly yours,

Rio de Janeiro, Brazil

/s/ KPMG Auditores Independentes

KPMG Auditores Independentes

KPMG Auditores Independentes, uma sociedade simples brasileira e firma-membro da rede KPMG de firmas-membro independentes e afiliadas à KPMG International Cooperative (“KPMG International”), uma entidade suíça.

KPMG Auditores Independentes, a Brazilian entity and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.